Exhibit 99.2

360networks Corporation

CONSOLIDATED FINANCIAL STATEMENTS

REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Shareholders

360networks Corporation

We have audited the accompanying consolidated balance sheets of 360networks Corporation (the Company) as of December 31, 2010, 2009, and 2008, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of 360networks Corporation as of December 31, 2010, 2009, and 2008, and the consolidated results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

Spokane, Washington

November 14, 2011

360networks Corporation

Consolidated Balance Sheets

	Unaudited September 30,			December 31,
	2011	2010	2010	2009	2008
ASSETS
Cash and cash equivalents	$15,453,484	$11,121,309	$9,222,367	$12,404,949	$19,226,346
Accounts receivable, net	8,411,865	3,711,961	4,142,024	14,269,888	2,744,421
Note receivable, current portion	181,343	169,300	172,305	160,689	149,856
Income tax refund receivable	—	5,778	—	—	131,894
Prepaid expenses	1,951,631	1,394,072	1,860,552	1,491,906	1,248,061

Total current assets	25,998,323	16,402,420	15,397,248	28,327,432	23,500,578

Restricted cash	357,500	375,500	357,500	466,775	660,000
Investments	87,622,322	30,361,061	34,698,432	8,185,209	680,105
Restricted investments	27,988,093	27,988,093	27,988,093	—	—
Note receivable	860,346	1,041,689	997,634	1,169,939	1,330,628
Property and equipment, net	77,826,810	65,167,317	73,855,994	61,682,009	59,710,895
Intangible assets	245,189	266,027	260,817	281,655	287,380

Total assets	$220,898,583	$141,584,107	$153,555,718	$100,113,019	$86,169,586

LIABILITIES
Accounts payable	$7,117,308	$5,626,421	$10,531,507	$6,210,542	$7,956,175
Wages payable	5,662,850	3,666,816	5,177,391	3,952,322	3,510,147
Leases payable, current portion	49,353	43,658	35,699	43,658	43,658
Income tax payable	366,008	—	525,161	28,190	—
Other accrued liabilities	17,634,316	18,337,534	17,176,009	22,251,707	22,874,348
Deferred revenue, current portion	3,308,027	3,341,014	3,279,361	2,935,786	2,635,530

Total current liabilities	34,137,862	31,015,443	36,725,128	35,422,205	37,019,858

Deferred revenue	39,611,743	36,572,373	35,873,832	36,365,739	37,563,310
Other long-term liabilities	354,326	280,750	288,951	3,657,680	3,298,542

Total liabilities	74,103,931	67,868,566	72,887,911	75,445,624	77,881,710

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY
Common Stock ($0 par value, 10,713,726; 10,607,573; and 10,545,855 shares issued, authorized and outstanding as of December 31, 2010, 2009, and 2008, respectively)	75,725,498	75,708,112	75,709,898	75,708,112	75,636,404
Additional paid in capital	27,658,409	26,006,941	26,017,607	25,995,855	25,144,980
Accumulated other comprehensive income	76,870,142	15,259,196	19,847,571	1,456,165	1,555,405
Retained deficit	(33,459,397)	(43,258,708)	(40,907,269)	(78,492,737)	(94,048,913)

Total Stockholders’ Equity	146,794,652	73,715,541	80,667,807	24,667,395	8,287,876

Total Liabilities & Stockholders’ Equity	$220,898,583	$141,584,107	$153,555,718	$100,113,019	$86,169,586

See accompanying notes

360networks Corporation

Consolidated Statements of Income

	September 30,	September 30,	September 30,	September 30,	September 30,
	Unaudited Nine Months Ended September 30,		Year Ended December 31,
	2011	2010	2010	2009	2008
Network and communication services	$57,100,211	$45,330,921	$62,160,754	$53,655,717	$44,448,803
Infrastructure	10,978,864	10,304,296	13,967,665	13,458,884	12,824,015

Operating revenue	$68,079,065	$55,635,217	$76,128,419	$67,114,601	$57,272,818

Direct operating costs (excluding depreciation)	27,671,457	23,487,722	31,354,399	28,744,876	24,911,980

Selling, general and administrative	21,588,944	20,392,908	27,200,978	25,773,945	23,426,052

Depreciation	9,194,044	6,582,361	9,050,821	7,099,024	6,006,234
Accretion	189,717	(1,358,546)	(1,285,410)	780,141	(263,471)

Restructuring expense	66,445	299,320	216,303	88,870	540,024

Operating income	9,368,458	6,231,452	9,591,328	4,627,745	2,651,999

Net gain (loss) on settlements	(3,255,445)	37,000	37,000	9,725,000	441,003

Net gain (loss) on sale or transfer of assets	7,946	23,401,172	23,401,172	23,126	(239,405)

Interest expense	(46,922)	(66,535)	(79,415)	(80,645)	(72,669)

Interest and dividend income	1,622,371	1,768,087	1,911,078	262,675	465,214

Other income	(97,722)	4,389,448	3,256,065	1,075,515	7,952,533

Income before income taxes	7,598,686	35,760,624	38,117,228	15,633,416	11,198,675

Provision for income taxes	150,814	526,592	531,760	77,240	133,759

Net income	$7,447,872	$35,234,032	$37,585,468	$15,556,176	$11,064,916

See accompanying notes

360networks Corporation

Consolidated Changes in Stockholders’ Equity

	000000	000000	000000	000000	000000	000000
			Other Capital Accounts
				Accumulated
	Common Shares			other
	Number of		Additional	comprehensive
	shares	Amount	paid in capital	income	Retained deficit	Total
Balance, December 31, 2007	12,747,184	$97,717,748	$20,212,154	$2,011,731	$(105,113,829)	$14,827,804
Share options exercised	12,285	17,561				17,561
Repurchase of issued and outstanding common stock	(2,217,989)	(22,098,905)	3,575,188			(18,523,717)
Issuance of restricted stock	4,375		60,523			60,523
Stock based compensation			1,297,115			1,297,115
Comprehensive income
Net income					11,064,916	11,064,916
Other comprehensive income
Reclassification of realized loss on available for sale securities				336,409		336,409
Unrealized loss on available-for-sale equity securities				(696,412)		(696,412)
Foreign currency translation				(96,323)		(96,323)

Total comprehensive income						10,608,590

Balance, December 31, 2008	10,545,855	$75,636,404	$25,144,980	$1,555,405	$(94,048,913)	$8,287,876

Share options exercised	39,836	92,970				92,970
Repurchase of issued and outstanding common stock	(21,680)	(21,262)	(308,876)			(330,138)
Issuance of restricted stock	43,562		225,058			225,058
Stock based compensation			934,693			934,693
Comprehensive income
Net income					15,556,176	15,556,176
Other comprehensive income

Unrealized loss on available-for-sale equity securities				(167,387)		(167,387)
Foreign currency translation				68,147		68,147

Total comprehensive income						15,456,936

Balance, December 31, 2009	10,607,573	75,708,112	25,995,855	1,456,165	(78,492,737)	$24,667,395

360networks Corporation

Consolidated Changes in Stockholders’ Equity

	000000	000000	000000	000000	000000	000000
			Other Capital Accounts
				Accumulated
	Common Shares			other
	Number of		Additional	comprehensive
	shares	Amount	paid in Capital	income	Retained Deficit	Total
Balance, December 31, 2009	10,607,573	$75,708,112	$25,995,855	$1,456,165	$(78,492,737)	$24,667,395

Share options exercised	3,207	1,786				1,786
Repurchase of vested stock options			(492,425)			(492,425)
Issuance of restricted stock	102,946
Stock based compensation			514,177			514,177
Comprehensive income
Net income					37,585,468	37,585,468
Other comprehensive income
Reclassification of realized gain on available-for-sale securities				105,147		105,147
Unrealized gain on available-for-sale equity securities				15,525,867		15,525,867
Foreign currency translation				2,760,392		2,760,392

Total comprehensive income						55,976,874

Balance, December 31, 2010	10,713,726	$75,709,898	$26,017,607	$19,847,571	$(40,907,269)	$80,667,807

	Unaudited
Share options exercised	15,000	15,600				15,600
Repurchase of vested stock options			(29,265)			(29,265)
Issuance of restricted stock	119,280
Stock based compensation			1,670,067			1,670,067
Comprehensive income
Net income					7,447,872	7,447,872
Other comprehensive income
Unrealized gain on available-for-sale equity securities				63,591,530		63,591,530
Foreign currency translation				(6,568,959)		(6,568,959)

Total comprehensive income						64,470,443

Balance, September 30, 2011	10,848,006	$75,725,498	$27,658,409	$76,870,142	($33,459,397)	$146,794,652

See accompanying notes

360networks Corporation

Consolidated Statements of Cash Flows

	September 30,	September 30,	September 30,	September 30,	September 30,
	Unaudited Nine Months Ended September 30,		Year Ended December 31,
	2011	2010	2010	2009	2008
Operating activities
Net income for the period	$7,447,872	$35,234,032	$37,585,468	$15,556,176	$11,064,916
Add (deduct) items to reconcile to net cash from operating activities
Stock based compensation	1,670,067	407,741	514,177	1,159,751	1,357,638
Provision for bad debts	(808,700)	211,687	145,896	285,612	211,498
Depreciation and accretion	9,383,761	5,223,815	7,765,411	7,879,165	5,742,763
Net gain on settlements	3,255,445	(37,000)	(37,000)	(9,725,000)	(441,003)
Net gain on sale of assets	(7,946)	(23,401,172)	(23,401,172)	(23,126)	(97,004)
Net gain on extinguishment of liabilities	—	(4,346,131)	(4,551,623)	—	(2,040,015)
Loss on unsecured creditor settlement	—	—	1,475,691	—	—
Loss on sale of investments	—	—	21,622	3,216	336,409
Changes in operating working capital items	(6,237,582)	7,903,953	10,803,853	(5,302,452)	11,076,561

Cash from operating activities	14,702,917	21,196,925	30,322,323	9,833,342	27,211,763

Investing activities
Additions to property and equipment	(13,043,557)	(11,915,776)	(23,067,713)	(9,064,413)	(15,104,999)
Purchase of investments	—	(11,271,817)	(11,044,905)	(8,000,000)	(889,843)
Proceeds from sale of investments	4,485,648	—	—	324,293	15,442,816
Proceeds from sale of assets	7,946	907,746	907,746	23,126	103,499
Change in restricted cash	—	109,275	109,275	193,225	374,726
Payments on note receivable	128,250	119,639	160,689	149,856	139,448

Cash from investing activities	(8,421,713)	(22,050,933)	(32,934,908)	(16,373,913)	65,647

Financing activities
Payments on capital leases	(36,422)	(32,976)	(79,358)	(43,658)	(21,967)
Repurchase of issued and outstanding stock	(29,265)	(396,656)	(492,425)	(330,138)	(18,523,717)
Exercise of stock options	15,600	—	1,786	92,970	17,561

Cash from financing activities	(50,087)	(429,632)	(569,997)	(280,826)	(18,528,123)

Net change in cash and cash equivalents	6,231,117	(1,283,640)	(3,182,582)	(6,821,397)	8,749,287
Cash and cash equivalents-beginning of period	9,222,367	12,404,949	12,404,949	19,226,346	10,477,059

Cash and cash equivalents-end of period	$15,453,484	$11,121,309	$9,222,367	$12,404,949	$19,226,346

See accompanying notes

360networks Corporation

Notes to Consolidated Financial Statements

1 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The Company

360networks Corporation and its subsidiaries (the Company) provide fiber optic network communications products and related services to both telecommunication carriers and commercial enterprises. The Company provides these services primarily in the western United States and prior to November 19, 2004, in Canada.

In June 2001, the Company’s former parent company, 360networks, Inc., and certain of its subsidiaries voluntarily filed for creditors protection under the Companies’ Creditors Arrangement Act (Canada) (CCAA) in the Supreme Court of British Columbia, Canada, or under Chapter 11 of the U.S. Bankruptcy Code. In November 2002, the Company and certain of its subsidiaries successfully completed their financial restructuring in Canada and the United States and emerged from creditor protection.

As of November 12, 2002, the Company adopted fresh-start reporting pursuant to the guidance provided by the American Institute of Certified Public Accountants. In connection with the adoption of fresh-start reporting, a new entity was created for financial reporting purposes. The effective date of the Company’s emergence from bankruptcy protection is considered to be the close of business on November 11, 2002, for financial reporting purposes.

Basis of presentation

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States (U.S. GAAP) and include the accounts of the Company and its wholly-owned subsidiaries. The unaudited interim consolidated financial statements for the nine-month periods ended September 30, 2011 and 2010 include all adjustments that, in the opinion of management, are necessary to present fairly the Company’s financial position and its results of operations and cash flows. All significant inter-company transactions and balances have been eliminated in consolidation.

On April 18, 2008, Polaris Connect, a wholly-owned subsidiary of the Company, filed for bankruptcy under Chapter 7 of the District Court of Colorado (the Court) due to an exceedingly high historical fixed cost structure tied to long-term contracts and optical switches that could neither be repaired nor upgraded. Operations and cash flows at Polaris Connect were insignificant during 2008. When the bankruptcy petition was filed, 360networks effectively relinquished its ownership to a trustee of the Court. A gain related to the liabilities extinguished as a result of the ownership transfer is presented as other income (see Note 6).

Use of estimates

The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and revenues and expenses for the periods reported. Actual results could differ from those estimates.

The Company's significant estimates and assumptions are the estimated useful lives of assets, the recoverability of tangible assets, the composition and valuation of deferred income tax assets and deferred income tax liabilities, the accruals for payroll and other employee-related liabilities, the accruals for restructuring, and the fair values applicable to asset retirement obligations.

360networks Corporation

Notes to Consolidated Financial Statements

Cash and cash equivalents

Cash and cash equivalents consist of cash on deposit and highly liquid short-term, interest-bearing securities with terms at the date of purchase of three months or less, which are generally held to maturity.

Accounts receivable

Accounts receivable are stated at the amount management expects to collect on outstanding balances. Receivables from customers are due 30 days after issuance of the invoice. Delinquent accounts are charged to the receivable provision when it is determined that the account will not be collected and the account is sent to collection. The final determination of the account’s status is made at a minimum of 45 days past due. Management provides for probable uncollectible amounts through a provision for bad debts and an allowance for doubtful accounts based on its assessment of the current status of the accounts.

Restricted cash

Restricted cash represents cash applicable to letters of credit, cash held in escrow, and other deposits.

Investments

The Company’s policy for investment securities is as follows:

Securities available for sale: Securities not classified as held to maturity or trading are classified as available for sale. Available for sale securities are stated at fair value, with any unrealized gains and losses reported as a separate component of stockholders’ equity.

Trading securities: Trading securities consist of debt and equity securities that are bought and held principally for the purpose of selling in the near term and are reported at fair value, with unrealized gains and losses included in earnings. The Company did not hold any trading securities during 2010, 2009, or 2008.

Securities held to maturity: Debt securities for which the Company has the positive intent and ability to hold to maturity are classified as held to maturity. Held to maturity securities are stated at amortized cost. The Company did not hold any of these securities during 2010, 2009, or 2008.

Restricted investments

Restricted investments represent the maximum value of Trilogy Energy Trust shares recorded as securities available for sale that are subject to holdback under a pledge agreement pursuant to the restructure of 360networks (CDN fiber) ltd., a Canadian Limited Liability Corporation (see Note 6(a)).

Property and equipment

Fiber optic network assets constructed for the Company’s own use are recorded at cost, which includes direct expenditures on materials and labor and an allocation of indirect costs and interest. Acquired network assets, including the use of dark fiber and conduit under indefeasible rights of use (IRU), are recorded at cost. Other property and equipment is recorded at cost.

Property and equipment are depreciated using the following rates and methods:

•	Fiber optic network assets – straight-line basis ranging from 20 to 25 years.

•	Operating equipment – straight-line basis ranging from 2 to 10 years.

•	Buildings – straight-line basis ranging from 15 to 20 years.

•	Leasehold improvements – straight-line basis over the term of the lease.

Network assets under construction and land are not subject to depreciation.

360networks Corporation

Notes to Consolidated Financial Statements

Fiber optic network assets include rights of way, conduit, fiber, shelters, and point of presence racks. Operating equipment includes network equipment, other equipment necessary to operate the network, and furniture, fixtures and office equipment. Repairs and maintenance costs are charged to operations when incurred.

The Company's policy is to depreciate and amortize its long-lived assets over their remaining useful lives and to write down such assets if the net carrying value is not recoverable from future cash flows. The assessment as to whether a write down is required is based on the Company's estimates of future cash flows and the Company's assumptions about the use of the assets. When the Company determines the carrying value is not recoverable, the assets are written down to their estimated fair value.

Intangible assets

As-built drawings are being amortized on a straight-line basis over 20 years. This amortization period is based on the expected life of the intangible asset.

The Company reviews the carrying amount of intangible assets annually for impairment. The determination of impairments is based on a comparison of undiscounted estimated future cash flows anticipated to be generated during the remaining life of the asset to the net carrying value of the asset. If impairment is determined, the intangible asset is written down to estimated fair value.

Asset retirement obligations

The Company recognizes a liability for asset retirement obligations in the period in which the obligation is incurred if a reasonable estimate of fair value can be made. The associated retirement costs are capitalized as part of the carrying value of the long-lived assets and amortized over the period of the useful life of the asset. The obligation is increased annually by accretion that is charged to the statement of operations and reduced to reflect assets that have been disposed of during the year.

Revenue recognition—network and communication services

Network services revenue primarily includes revenue from network capacity leased to others and related network and maintenance services. Revenue from communication services is derived from private line, data and local telecommunication services. Revenues from these services are recognized based either on customer usage as measured by the Company’s switches or by contractual agreements.

Revenues are recognized monthly as services are provided. Advance payments on maintenance contracts are included in deferred revenue.

Certain IRUs of dark fiber and other assets are accounted for as operating leases or service arrangements depending on the whether the customer has the exclusive right to use the assets. Revenue is recognized on both operating leases and service arrangements on a straight-line basis over the term of the contract. The Company also leases facilities to customers for placement of equipment. Revenues on these facilities are recognized on a straight-line basis over the term of the lease arrangement. Payments received in advance of revenue recognition are included in deferred revenue.

Under dark fiber and capacity contracts, the Company is required to operate and maintain the network in accordance with industry standards. Under these contracts, customers are charged for certain operating and maintenance fees for the term of each contract. This revenue is recognized over the life of the contract. These contracts require the Company to provide certain service level commitments. If the Company does not meet the required service levels, it may be obligated to provide credits, usually in the form of free service for a short period of time. Services provided under these credits are not included in revenue.

360networks Corporation

Notes to Consolidated Financial Statements

Revenue recognition—infrastructure

Infrastructure revenue includes revenue from construction, operations and maintenance contracts, and sales or leases of dark fiber and related assets when the customer retains title of the assets after the transaction is complete. Advances received on contracts in excess of billings are reflected as deferred revenue. The Company does not recognize any revenue on joint-build construction projects where the Company and the counterparty share in the risks and rewards of the project. Cash received applicable to joint-build construction projects is recorded as a recovery of the construction costs incurred by the Company. Construction related revenue was not material during 2011 (unaudited), 2010, 2009, and 2008.

Sales of dark fiber and/or conduit and grants of IRU where the customer obtains title to specific assets are accounted for as a sale when acceptance has occurred, title has passed to the customer, collection is reasonably assured, and the Company has no continuing involvement with the assets, other than providing operating and maintenance services for a fee. When there is a continuing involvement with the assets, the transaction is accounted for as a service arrangement and the revenue is recognized over the expected life of the assets unless the contracted term is shorter. Advances received on such contracts are reflected as deferred revenue.

Gains and losses on settlements, terminations or modifications of contracts

The Company recognizes a gain on a termination of a contract when the customer or supplier and the Company have reached a settlement/termination agreement, the Company has received the consideration required under the settlement/termination agreement or the Company is no longer obligated to provide additional products or services to the counterparty under the original agreement. Gains on settlement and/or termination of contracts are recognized as nonoperating income.

The Company recognizes a loss on a termination of a contract when it is probable that the customer or supplier and the Company will reach an agreement and the amount of the loss can be reasonably estimated. Subsequent adjustments may be made when the Company has entered into a contract termination or settlement agreement. In general, these transactions are entered into in order to reduce costs in future periods. These losses are accounted for as losses on settlements.

Transactions that are generally of an ongoing operating nature are not accounted for as losses on settlements. Examples of such transactions are:

•	Settlements applicable to the granting of current price adjustments, concession and/or rebates under the original revenue contract are accounted for as a reduction of revenue.

•

Assets returned by customers to whom they were originally sold to or constructed for are accounted for as a reduction in revenue and an increase in assets at the lower of cost or fair value at the date the assets are returned.

•	Cost incurred in situations where the Company is obligated to provide additional product and services for no further consideration are accounted for as operating costs.

•	Uncollectable customer receivables when a customer has entered creditor protection or similar financial restructuring proceedings are accounted for as a bad debt expense.

360networks Corporation

Notes to Consolidated Financial Statements

Operating costs

Costs applicable to network infrastructure sales and sales-type leases, particularly dark fiber and conduit, consist of direct costs such as the conduit, fiber optic cable, construction of regeneration facilities, labor and an allocation of indirect costs such as rights-of-way, site restoration, equipment costs, insurance, and interest charges. These costs are allocated proportionately to individual fiber strands based on the number of fiber strands installed on a particular route.

Operating costs applicable to providing network services include only the direct costs of operating, provisioning and maintaining the network. These costs also include lease costs, rights-of-way costs, access charges, and other third party circuit costs directly attributable to the network.

Nonmonetary exchange transactions

The Company is a party to nonmonetary exchange transactions when the Company sells fiber assets, IRUs, capacity, or services or enters into operating leases with a counter party from which the Company receives assets or services in order to complete and complement its network. The Company accounts for such exchanges of telecommunications capacity based on the fair value of the assets given up. When these exchanges result in the Company paying net monetary consideration, such consideration is recorded as an additional cost of the fiber assets. When these exchanges result in the Company receiving net monetary consideration that is significant, the monetary portion is recognized as revenue, and the related cost of the assets disposed of is recorded as cost of sales.

Stock-based compensation

The Company accounts for its stock-based compensation using the calculated value method. The Company recognizes an expense over the term of each vesting period using a straight-line attribution method.

Foreign currency translation and transactions

Transactions in currencies other than the U.S. dollar are recorded at the exchange rate at the transaction date. Changes in exchange rates applicable to foreign currency denominated assets and liabilities result in gains and losses, which are included in the statement of operations.

Assets and liabilities of the Company’s subsidiaries and operations that have a functional currency other than the U.S. dollar are translated into U.S. dollars at the year end exchange rate. Revenues and expenses for these businesses are translated at average exchange rates effective during the year. Gains and losses resulting from foreign currency translations are included in other capital. Although the Company no longer has foreign operations, it maintains bank accounts, holds investments, and incurs professional service costs that result in translation adjustments.

Income taxes

Income taxes are accounted for using the liability method, which requires the recognition of taxes payable or refundable for the current period and deferred tax liabilities and assets for future tax consequences of events that have been recognized in the Company’s financial statements or tax returns. The measurement of current and deferred tax liabilities and assets is based on provisions of enacted tax laws; the effects of future changes in tax laws or rates are not anticipated. The measurement of deferred tax assets is reduced, if necessary, by a valuation allowance, where, based on available evidence, the probability of realization of the deferred tax asset does not meet a more likely than not criterion.

The Company records uncertain tax positions if the outcome was considered probable and could reasonably be estimated. As of December 31, 2010, 2009, and 2008, the Company had no accrued amounts related to uncertain tax positions. The Company records interest and penalties associated with late tax payments as other expense.

360networks Corporation

Notes to Consolidated Financial Statements

Accumulated other comprehensive income

Accumulated other comprehensive income consists of net income, foreign currency translation adjustments and unrealized gains and losses arising from available for sale equity securities as follows:

	September 30,	September 30,	September 30,
	2010	2009	2008
Foreign currency translation adjustment	4,321,704	1,561,312	1,493,166
Unrealized gains (losses) from available for sale securities	15,525,867	(105,147)	62,239

	19,847,571	1,456,165	1,555,405

Net gain on transfer of assets

During 2010, the Company entered into a transaction with Trilogy Energy Trust (Trilogy) wherein the Company received shares of Trilogy in exchange for restructuring 360's wholly-owned subsidiary, 360networks (CDN fiber) ltd. This transaction is described in detail in Note 6 (a) and resulted in a nonoperating gain of $23,450,076 being recorded in the consolidated statement of income.

New accounting pronouncements

We have reviewed all new accounting pronouncements and have concluded that none of the recently issued pronouncements will have a material impact on our consolidated results of operations, financial condition or financial disclosure.

Subsequent events

Subsequent events are events or transactions that occur after the balance sheet date but before financial statements are available to be issued. The Company recognizes in the financial statements the effects of all subsequent events that provide additional evidence about conditions that existed at the date of the balance sheet, including the estimates inherent in the process of preparing financial statements. The Company's financial statements do not recognize subsequent events that provide evidence about conditions that did not exist at the date of the balance sheet but arose after the balance sheet date and before financial statements are available to be issued (see Note 16).

The Company has evaluated subsequent events through November 14, 2011, which is the date the financial statements are available to be issued.

360networks Corporation

Notes to Consolidated Financial Statements

2 RESTRUCTURING LIABILITIES

The Company has liabilities related primarily to operating lease commitments that do not provide economic benefit to the Company and have not been terminated. The Company continues to incur costs in the form of monthly payments. A liability is recognized and measured at fair value in the year the lease ceases to be used in operations. The initial recognition of the liability and subsequent adjustment to the fair value of the lease obligation are charged to restructuring expense. The detail of the Company’s restructuring liability accruals are:

	September 30,	September 30,	September 30,	September 30,	September 30,
	Unaudited nine months ended September 30,		Year ended December 31,
	2011	2010	2010	2009	2008

Balance beginning of period	$2,830,059	$3,284,706	$3,284,706	$3,977,012	$5,633,673
Accrual for total anticipated restructuring expenses	66,444	478,601	216,304	88,870	540,024
Less payments and settlements completed in the year	(243,000)	(574,630)	(670,951)	(781,176)	(2,196,684)

Balance end of period	$2,653,503	$3,188,677	$2,830,059	$3,284,706	$3,977,013

3 SETTLEMENTS

The Company reached a settlement agreement in December 2009 on its bankruptcy claim against Asia Global Crossing for $11,750,000. Historically, this claim had been reviewed annually for impairment and due to the uncertain outcome of the claim and adverse rulings in similar cases the carrying value of the asset had been written down to $2,000,000 in 2008.

The Company recorded income from this claim settlement of $9,725,000 and recorded a receivable of $11,750,000 in 2009. This receivable was paid in full in February 2010.

4 ASSET RETIREMENT OBLIGATIONS

The Company has asset retirement obligations related to certain fiber, conduit, and other facilities that are primarily included in fiber optic network assets. Under certain rights-of-way arrangements, the Company is required to remove the fiber and conduit upon termination of the arrangement. Other rights-of-way arrangements permit the Company to abandon its underground assets upon termination of the arrangement if permission is obtained from the counter party to the arrangement. In addition, under certain lease agreements for facilities, the Company is required to remove equipment and other assets and restore the leased property to its original condition. Management determined no additional obligations arose in 2011 (unaudited), 2010, 2009, and 2008 related to plant additions.

Management reviews the assumptions that create the asset retirement obligation estimate on an annual basis for reasonableness and applicability. Based upon prevailing industry practice and knowledge, the Company reduced their estimate regarding the future probability in 2010 and 2008 to remove equipment, fiber and other assets upon termination of leases and right-of-ways.

The Company has estimated the fair value of asset retirement obligations on expected future cash outlays and an imputed interest rate from 11.00% to 13.10%.

360networks Corporation

Notes to Consolidated Financial Statements

These obligations are not secured by any assets of the Company.

	September 30,	September 30,	September 30,	September 30,	September 30,
	Unaudited nine months ended September 30,		Year ended December 31,
	2011	2010	2010	2009	2008

Balance beginning of period	$261,166	$3,594,196	$3,594,196	$3,191,400	$3,738,011
Changes due to:
Accretion and other adjustments	9,777	(3,343,954)	(3,333,030)	402,796	(546,611)

Balance end of period	$270,943	$250,242	$261,166	$3,594,196	$3,191,400

5 BALANCE SHEET COMPONENTS

	September 30,	September 30,	September 30,	September 30,	September 30,
	Unaudited
	September 30,	September 30,	December 31,	December 31,	December 31,
	2011	2010	2010	2009	2008
Accounts receivable
Trade	$7,737,603	$4,984,175	$4,937,056	$3,982,403	$3,881,243
Other	1,345,653	706,113	847,111	11,726,380	16,460
Allowance for doubtful accounts	(671,391)	(1,978,327)	(1,642,143)	(1,438,895)	(1,153,282)

	$8,411,865	$3,711,961	$4,142,024	$14,269,888	$2,744,421

Restricted cash
Deposits	$357,500	$357,500	$357,500	$466,775	$660,000

	$357,500	$357,500	$357,500	$466,775	$660,000

Note receivable
Note receivable (a)	$1,041,689	$1,210,989	$1,169,939	$1,330,628	$1,480,484
Less current portion	(181,343)	(169,300)	(172,305)	(160,689)	(149,856)

	$860,346	$1,041,689	$997,634	$1,169,939	$1,330,628

Investments
Securities available for sale (b)	$87,622,322	$30,361,061	$34,698,432	$8,185,209	$680,150
Securities available for sale-restricted (b)	27,988,093	27,988,093	27,988,093	—	—

	$115,610,415	$58,349,154	$62,686,525	$8,185,209	$680,150

360networks Corporation

Notes to Consolidated Financial Statements

	September 30,	September 30,	September 30,	September 30,	September 30,
	Unaudited
	September 30,	September 30,	December 31,	December 31,	December 31,
	2011	2010	2010	2009	2008
Property and equipment
Fiber optic network assets (c)
Assets in service	$86,585,809	$62,032,293	$77,756,487	$58,716,223	$41,419,820
Assets under lease to customers (d)	14,814,377	14,903,027	14,903,027	14,903,027	14,790,318
Assets not in service (e)			—	409,603	5,502,443
Land building and leasehold improvements	7,164,778	6,191,179	7,147,656	6,057,488	6,056,318
Equipment	8,280,732	10,470,196	8,840,663	10,282,345	9,888,996
Network assets under construction	12,692,020	11,746,134	7,840,134	5,107,023	11,870,543

	129,537,716	105,342,929	116,487,967	95,475,709	89,528,438

Less: accumulated depreciation	(51,710,906)	(40,175,512)	(42,631,973)	(33,793,700)	(29,817,453)

Property and equipment—net	$77,826,810	$65,167,317	$73,855,994	$61,682,009	$59,710,895

Intangible assets
Trademark	$10,945	$12,174	$11,754	$13,433	$—
As-built drawing	234,244	253,853	249,063	268,222	287,380

	$245,189	$266,027	$260,817	$281,655	287,380

	September 30,	September 30,	September 30,	September 30,	September 30,
	Unaudited
	September 30,	September 30,	December 31,	December 31,	December 31,
	2011	2010	2010	2009	2008
Accounts payable
Trade	$4,516,903	$3,493,761	$7,041,327	$3,399,988	$5,053,840
Other	2,600,405	2,132,660	3,490,180	2,810,554	2,902,335

	$7,117,308	$5,626,421	$10,531,507	$6,210,542	$7,956,175

Other accrued liabilities
Property and capital taxes	$943,913	$1,068,686	$697,325	$1,562,801	$1,673,284
Restructuring	2,653,503	3,188,677	2,830,059	3,284,706	3,977,013
Pre-petition (f)	174,138	689,560	173,376	1,588,731	2,150,051
Deferred credit (g)	11,224,014	11,224,014	11,224,014	11,224,014	11,224,014
Rights of way and other	2,368,748	2,166,597	2,251,235	4,591,455	3,849,986

	$17,634,316	$18,337,534	$17,176,009	$22,251,707	$22,874,348

360networks Corporation

Notes to Consolidated Financial Statements

	September 30,	September 30,	September 30,	September 30,	September 30,
	Unaudited
	September 30,	September 30,	December 31,	December 31,	December 31,
	2011	2010	2010	2009	2008
Deferred revenue
Deferred revenue (h)	$42,919,770	$39,913,387	$39,153,193	$39,301,525	$40,198,840
Less current portion	(3,308,027)	(3,341,014)	(3,279,361)	(2,935,786)	(2,635,530)

	$39,611,743	$36,572,373	$35,873,832	$36,365,739	$37,563,310

Other long-term liabilities
Long term lease obligation	$83,383	$30,508	$27,785	$63,484	$107,142
Asset retirement obligations	270,943	250,242	261,166	3,594,196	3,191,400

	$354,326	$280,750	$288,951	$3,657,680	$3,298,542

(a)

On September 7, 2006, the Company entered into a 20-year IRU agreement and related note receivable to lease four fibers from Seattle, Washington, to Klamath Falls, Oregon, and six fibers from Merrill, Oregon, to Klamath Falls, Oregon. The IRU fee was $1,785,000 and the term of the IRU ends May 31, 2026. The IRU fee is payable in 120 consecutive months over 10 years with an annual interest rate of 7%.

(b)

Investment in securities available for sale includes the fair value of the Trilogy stock retained by the Company pursuant to the February 5, 2010, transaction discussed in Note 6 (a). Investment in securities available for sale—restricted, represents the value of the Trilogy stock held in escrow pursuant to the provisions of the arrangement agreement.

(c)

Certain of the Company’s network assets leased from third parties are capitalized and included in fiber optic network assets. The carrying amount of such assets at December 31, 2010, is $1,269,962, net of accumulated depreciation of $637,195 (December 31, 2009—$1,365,320, net of accumulated depreciation of $541,837 and December 31, 2008—$1,460,678, net of accumulated depreciation of $446,479).

(d)

Certain of the Company’s network assets are leased to third parties under operating leases. At December 31, 2010, the carrying amount of these assets included in fiber optic network assets is $9,244,855, net of accumulated depreciation of $5,658,172 (December 31, 2009—$10,116,654, net of accumulated depreciation of $4,786,373 and December 31, 2008—$10,770,120, net of accumulated depreciation of $4,020,198).

(e)

Fiber optic network assets not in service represent network assets that the Company owns or holds under capital leases that are not currently utilized in providing network services. These assets are classified as held for sale and not depreciated at the same rates as assets in service.

(f)	Pre-petition liabilities are comprised of accrued expenses and settlements that occurred prior to bankruptcy that were not dismissed by the court.

(g)	The Company has elected to defer nonoperating income recognition on a portion of the preference recoveries due to litigation uncertainty regarding the final settlement amount (see Note 15).

(h)	The deferred revenue will be recognized in varying amounts between one and twenty years and is based on the contractual terms of each agreement.

6 STATEMENT OF OPERATIONS COMPONENTS

	September 30,	September 30,	September 30,	September 30,	September 30,
	Unaudited nine months ended September 30,		Year ended December 31,
	2011	2010	2010	2009	2008
Net gain on settlements
Proceeds
Receivables settlements award	—	$37,000	$37,000	$11,750,000	$—
Available for sale securities	—	—	—	—	1,717,974
Disposals
Accrued liabilities incurred	(3,255,445)	—	—	(25,000)	(1,276,971)
Property, plant, and equipment	—	—	—	(2,000,000)	—

	$(3,255,445)	$37,000	$37,000	$9,725,000	$441,003

Net gain (loss) on sale or transfer of assets
Proceeds (a)	$7,946	$23,646,230	$23,646,230	$23,126	$1,463,720
Carrying value	—	(245,058)	(245,058)	—	(1,703,125)

	$7,946	$23,401,172	$23,401,172	$23,126	$(239,405)

Other income (expense)
Accrual releases (b)	—	$3,968,295	$4,551,623	$1,016,988	$(198,832)
Realized gains			—	15,393	87,701
Other (c)	(97,722)	421,153	(1,295,558)	43,134	8,063,664

	$(97,722)	$4,389,448	$3,256,065	$1,075,515	$7,952,533

(a)	During the respective periods, the Company sold certain investment securities and surplus assets that were either held for sale or were no longer in service.

On February 5, 2010, 360networks (fiber holdco) ltd. completed the restructure of 360networks (CDN fiber) ltd., a Canadian Limited Liability Corporation. The restructure involved an exchange of 100% of the shares of 360networks (CDN fiber) ltd. with outstanding stock of Trilogy Energy Trust (Trilogy), a publicly traded energy trust based in Canada not previously affiliated with 360networks. The provisions of the transaction include 360networks receiving 4,165,653 shares of the new entity (Trilogy) and an agreement to pledge 2,185,884 shares of Trilogy in escrow under 360networks' name as a holdback contingency for possible changes in the value of the 360networks (CDN fiber) ltd stock occurring after 2010. The remaining 1,979,769 shares were released during 2010 and have been recognized as income in the statement of operations.

360networks Corporation

Notes to Consolidated Financial Statements

The value of the 360networks (CDN fiber) ltd stock to Trilogy was attributed to approximately $730 million of tax loss pools that could be available to offset future Trilogy income under applicable Canadian tax law. The net value of the Trilogy shares at the date of the transaction was $30,081,390. Given the complex and contingent nature of the transition, 360networks has estimated that $22,493,426 of the Trilogy stock proceeds is recognizable in 2010 based on management's estimate of fulfillment of the conditions outlined the final arrangement agreement. The remaining value of the Trilogy shares will be recognized in the statement of operations in the years after 2012 when provisions of the arrangement agreement requiring the pledge and holdback have been met.

(b)

Historically, the Company has recognized disputed and/or estimated liabilities, and as updated information becomes available the Company adjusts their accruals. These accruals were evaluated and reduced during 2010 and 2009 and increased in 2008.

(c)

During 2010, the Company has recognized nonoperating expenses due to the payment of unsecured creditor claims allowed under the First Amended Joint Plan of Reorganization (the Plan) filed by 360networks (USA) inc. and certain affiliates (Debtors), in November 2002.

During 2008, the Company has recognized non operating income from the collection of preference recoveries allowed under the First Amended Joint Plan of Reorganization (the Plan) filed by 360networks (USA) inc. and certain affiliates (Debtors), in November of 2002, and from the dissolution of six dormant subsidiaries (the Polaris Connect or Dynegy entities) of 360networks Corporation (see Note 15).

7 SUPPLEMENTAL CASH FLOW INFORMATION

	September 30,	September 30,	September 30,	September 30,	September 30,
	Unaudited nine months ended September 30,		Year ended December 31,
	2011	2010	2010	2009	2008
Changes in operating working capital items
Accounts receivable	$(3,848,108)	$10,409,911	$10,048,120	$(2,017,932)	$300,045
Prepaid expenses and other assets	(91,079)	97,834	(368,646)	(243,845)	320,879
Accounts payable and other accrued liabilities	(5,905,819)	(3,181,684)	775,742	(2,303,446)	11,151,432
Income taxes payable	(159,153)	(33,968)	496,970	160,085	99,427
Deferred revenue	3,766,577	611,860	(148,333)	(897,314)	(795,222)

	$(6,237,582)	$7,903,953	$10,803,853	$(5,302,452)	$11,076,561

Cash paid for income taxes	$682,062	$552,561	$552,712	$48,112	$140,761
Cash paid for interest	47,766	66,535	79,415	80,645	70,059

360networks Corporation

Notes to Consolidated Financial Statements

	September 30,	September 30,	September 30,	September 30,	September 30,
	Unaudited nine months ended September 30,		Year ended December 31,
	2011	2010	2010	2009	2008
Noncash investing activities
Changes in unrealized gain (loss) on securities available for sale	$63,591,530	$12,213,032	$15,631,015	$(167,387)	$(696,412)
Change in unrealized foreign currency translation	(6,568,959)	1,589,999	2,760,392	68,147	(96,323)
Purchase of plant and property on long term lease	—	—	—	—	104,318
Reduction in fixed assets due to changes in ARO assumptions		(1,863,746)	(1,863,746)	—	—
Reconciliation of activities from Trilogy stock exchange:
Value of shares received	—	32,703,742	32,703,742	—	—
Valuation allowance	—	(7,587,963)	(7,587,963)	—	—
Closing costs	—	(2,622,352)	(2,622,352)	—	—
Proceeds from sale of fiber	—	1,200,000	1,200,000	—	—
Net book value of fiber	—	(243,351)	(243,351)	—	—

Net gain	—	23,450,076	23,450,076	—	—

8 INCOME TAXES

The components of income before income taxes are:

	September 30,	September 30,	September 30,	September 30,	September 30,
	Unaudited nine months ended September 30,		Year ended December 31,
	2011	2010	2010	2009	2008
United States	$8,544,617	$12,056,361	$16,238,895	$7,500,714	$35,833,223
Canada	(945,931)	23,704,263	21,878,333	8,132,702	(24,634,548)

	$7,598,686	$35,760,624	$38,117,228	$15,633,416	11,198,675

The components of the expense for current income taxes are:

	September 30,	September 30,	September 30,	September 30,	September 30,
	Unaudited nine months ended September 30,		Year ended December 31,
	2011	2010	2010	2009	2008
United States	$—	$696	$40,618	$77,240	$133,759
Canada	150,814	525,896	491,142	—	—

	$150,814	$526,592	$531,760	$77,240	$133,759

360networks Corporation

Notes to Consolidated Financial Statements

The components of the provision for deferred income taxes are:

	September 30,	September 30,	September 30,
Year ended December 31,
	2010	2009	2008

United States	$—	$—	$—
Canada	—	—	—

	$—	$—	$—

The provision for income taxes differs from the amount computed by applying the statutory income tax rate to net income (loss) before taxes due to nondeductible items, foreign tax rate differences, and the effect of the valuation allowance.

A reconciliation of the actual income tax provision and the tax computed by applying the U.S. federal and state rates (35%) and the Canadian federal rates of 28.5%, 30.0%, and 34.87% to the income before income taxes for each of the three years in the three-year period ended December 31, 2010, 2009, and 2008 is as follows:

	Year ended December 31,
	2010		2009		2008
	U.S	Canada	U.S.	Canada	U.S.	Canada
Current
Expected provision (recovery at statutory rates of:
United States	$5,683,613	—	$2,625,250	—	$12,494,812	—
Canada	—	$6,235,325	—	$2,439,811	—	$(8,590,067)

Increase(decrease) from:
Permanent differences	18,560	(626,828)	14,917	13,015,832	15,100	121,679
State taxes, net of federal benefit	812,147	—	374,538	—	1,689,610	—
Worthless security write-offs	—	—	—	(24,300,000)	—	—
Change in tax rate	—	6,693,022	—	—	—	—
Intercompany debt basis	33,348,695	—	—	—	—	—
Deconsolidation of subsidiary	—	204,579,248	—	—	—	381,218
Suspended capital losses	—	(2,928,217)	—	(106,962,276)	—	313,396,189
Expiration of net operating losses	—	—	—	14,818,640	—	112,786,842
Dissolution of dormant subsidiaries	—	—	—	—	—	112,579,721
Correction of deferred balances	—		—	—	31,755,987	—
Tax credit carryforwards	—	—	—	—	—	(747,495)
CDN Fiber adjustment	—	—	—	—	—	13,560,865
Other	—	(650,690)	—	939,686	—	74,215
Change in valuation allowance	(39,822,397)	(212,810,718)	(2,937,465)	100,048,307	(45,821,750)	(543,563,167)

Provision for income taxes	$40,618	$491,142	$77,240	$0	$133,759	$0

Significant components of the Company’s deferred tax asset and liability are estimated below.

360networks Corporation

Notes to Consolidated Financial Statements

	September 30,	September 30,	September 30,
	Year ended December 31,
	2010	2009	2008
Current
Deferred tax assets
Expenses not deducted for tax in current year	$1,250,924	$1,332,540	$1,479,945
Capital loss carryforward	3,205,313	—	—
Valuation allowance	(1,250,924)	(1,332,540)	(1,479,945)

	3,205,313	—	—

Deferred tax liabilities
Investment basis difference	(3,205,313)	—	—

Total current	$—	$—	$—

Long-term
Deferred tax assets
Tax loss carry forwards	185,527,606	182,577,159	205,964,438
Property and equipment	94,535,613	271,899,229	278,568,469
Capital loss carry forwards	21,083,253	4,829,412	10,680,317
Deferred revenue	15,598,463	36,284,123	16,079,536
Suspended capital losses	72,879,576	113,085,044	—
Investments and other	241,869	475,632	—
Valuation allowance	(356,517,685)	(609,150,599)	(511,292,760)

	33,348,695	—	—

Deferred tax liabilities
Intercompany debt basis	(33,348,695)	—	—

Total long-term	$—	$—	$—

At December 31, 2010, the Company has operating loss carryforwards applicable to Canada and the United States available to reduce taxable income of $466,724,807 that expire as follows:

	September 30,	September 30,	September 30,	September 30,	September 30,	September 30,
Year ended December 31,	2011	2012	2013	2014	2015	Thereafter

Canada	$—	$—	$—	$2,818,253	$—	$7,288,854
United States	$—	$—	$—	$—	$—	$456,617,700

Of the $456,617,700 of U.S. loss carry forwards beyond 2014, $228,000,000 is subject to certain restrictions.

Due to uncertainty regarding the ability to utilize the deferred tax assets, a full valuation allowance has been provided against the Company’s net deferred tax assets in the financial statements.

As a result of the adopting fresh start reporting, any reversal in future periods of the valuation allowances established upon emergence will be first applied to reduce the carrying amount of intangible assets and secondly as an adjustment to stockholders’ equity.

360networks Corporation

Notes to Consolidated Financial Statements

9 401(k) RETIREMENT AND SAVINGS PLAN

The Company sponsors a qualified 401(k) plan covering all employees who have reached 21 years of age and two or more months of service. The 401(k) plan provides for discretionary employer contributions and a mandatory matching of 50% of employees’ contributions limited to 6% of basic annual compensation. Participants’ interest become fully vested after three years and may be withdrawn upon termination or upon attaining age 65, whichever occurs first. The Company’s matching and discretionary contributions totaled $341,971, $309,982, and $298,714 for the years ended December 31, 2010, 2009, and 2008, respectively.

10 CAPITAL STOCK

The Company is authorized to issue an unlimited number of common voting shares and an unlimited number of preferred nonvoting shares, issuable in series.

The Company issued 3,207, 39,836, and 12,285 common shares upon the exercise of stock options in 2010, 2009 and 2008 respectively. In 2010, the Company issued 104,283 (237,500 in 2009, 120,250 in 2008) restricted common shares for distribution to certain employees.

During 2009, the Company purchased and cancelled 21,680 issued and outstanding common shares at a price of $8.20. During 2008, the Company purchased and cancelled 2,217,989 issued and outstanding common shares at prices ranging from $7.50 to $9.50.

	September 30,	September 30,	September 30,
Common Shares	Issued and outstanding	Reserved	Total
Balance December 31, 2007	12,381,639	365,545	12,747,184

Shares repurchased	(2,217,989)	—	(2,217,989)
Restricted shares issued to certain employees	4,375	—	4,375
Shares issued upon exercise of stock options	12,285	—	12,285

Balance December 31, 2008	10,180,310	365,545	10,545,855

Shares repurchased	(21,680)	—	(21,680)
Restricted shares issued to certain employees	43,562	—	43,562
Shares issued upon exercise of stock options	39,836	—	39,836

Balance December 31, 2009	10,242,028	365,545	10,607,573

Restricted shares issued to certain employees	102,946	—	102,946
Shares issued upon exercise of stock options	3,207	—	3,207

Balance December 31, 2010	10,348,181	365,545	10,713,726
Restricted shares issued to certain employees (unaudited)	119,280	—	119,280
Shares issued upon exercise of stock options (unaudited)	15,000	—	15,000

Balance September 30, 2011 (unaudited)	10,482,461	365,545	10,848,006

360networks Corporation

Notes to Consolidated Financial Statements

11 STOCK BASED COMPENSATION

The Company has a Long-Term Incentive and Share Award Plan that permits the grant of share based awards including stock options, share appreciation rights, restricted shares, performance shares, performance units, dividend equivalents and other share based awards to employees and directors. At December 31, 2008, 393,458 common shares were reserved for awards under the plan. The Company elected to issue restricted shares in lieu of stock options in 2010 and 2009. Stock awards and stock options that have been granted vest over a period of two to four years. Stock options have terms ranging from eight to ten years.

Stock options

During 2008, the Company granted 240,500 stock options to directors and employees. The calculated value of these stock options using the Black-Sholes valuation model was $464,819 and is being amortized over their respective vesting period. Stock options were not issued in 2011(unaudited), 2010, and 2009.

360networks Corporation

Notes to Consolidated Financial Statements

The following table summarizes the Company’s stock option activity.

	September 30,	September 30,	September 30,	September 30,	September 30,	September 30,
	Number of options outstanding	Weighted average remaining option life	Weighted average exercise price	Weighted average value of options granted	Number of options exercisable	Weighted average exercise price
Balance December 31, 2007	2,106,083	7.9	$3.70	$0.80	1,171,430	$2.31

Option granted	240,500		$8.20
Options forfeited	(4,000)		$3.38
Options purchased	(5,752)		$6.12
Options exercised	(12,285)		$1.43

Balance December 31, 2008	2,324,546	7.2	$4.18	$0.92	1,623,718	$3.12

Option granted	—		$0.00
Options forfeited	(17,500)		$7.36
Options purchased	(37,885)		$3.84
Options exercised	(39,836)		$2.33

Balance December 31, 2009	2,229,325	6.2	$4.19	$0.88	1,884,701	$3.64

Option granted	—		$0.00
Options forfeited	(3,625)		$3.02
Options purchased	(84,549)		$5.82
Options exercised	(3,207)		$0.56

Balance December 31, 2010	2,137,944	5.2	$4.22	$0.86	2,014,346	$3.99

Options granted (unaudited)	—		$0.00
Options forfeited (unaudited)	—		$0.00
Options purchased (unaudited)	(4,475)		$6.68

Options exercised (unaudited)	(15,000)		$1.04

Balance September 30, 2011 (unaudited)	2,118,469	4.5	$4.24	$0.86	2,081,250	$4.17

360networks Corporation

Notes to Consolidated Financial Statements

The following tables summarize information about stock options outstanding at December 31, 2010.

	September 30,	September 30,	September 30,	September 30,
	Options Outstanding
	Number Outstanding at End of Year	Weighted- Average Remaining Contractual Life	Weighted- Average Exercise Price	Number Exercisable at End of Year
Option exercise price
$1.04	479,810	3.5	$1.04	479,810
$3.00	513,009	4.5	$3.00	513,759
$3.75	472,150	5.5	$3.75	472,150
$7.50	449,475	6.5	$7.50	399,564
$8.20	223,500	7.5	$8.20	149,063

Outstanding at end of year	2,137,944	5.2	$4.22	2,014,346

Restricted Shares

The Company issuesrestricted shares under the terms of the Long-Term Incentive and Share Award Plan. The following tables summarize information about the restricted shares outstanding at December 31, 2010.

	September 30,	September 30,	September 30,
Shares issued subject to vesting	Number of shares outstanding	Shares subject to vesting	Remaining vesting period

Balance December 31, 2007	—	—
Shares issued during the year	120,250	120,250
Shares vested during the year	—	(4,375)
Balance December 31, 2008	120,250	115,875	3.4
Shares issued during the year	237,500	237,500
Shares vested during the year	—	(43,562)
Balance December 31, 2009	357,250	322,813	3.1
Shares issued during the year	104,283	104,283
Shares vested during the year	—	(102,946)
Balance December 31, 2010	461,533	311,150	2.6
Shares issued during the year (unaudited)	73,055	73,055
Shares vested during the year (unaudited)	—	(119,280)
Balance September 30, 2011 (unaudited)	534,588	264,924	2.35

360networks Corporation

Notes to Consolidated Financial Statements

Stock based compensation expense

The deferred stock-based compensation amortization and charge to income applicable to both stock options and other stock awards for the year ended December 31, 2010, was $514,177 (for the year ended December 31, 2009—$1,159,751, for the year ended December 31, 2008—$1,357,638). The stock based compensation expense for 2010 was comprised of the following: stock options-$196,156; restricted stock-$318,021.

The following table summarizes stock based compensation expense to be recognized in each of the following years related to unvested options:

	September 30,	September 30,	September 30,	September 30,	September 30,
Year ended December 31,	2011	2012	2013	2014	Total

Stock based compensation expense	$1,742,846	$775,539	$238,542	$36,620	$2,973,547

Stock-based compensation costs are based on the calculated value of grants calculated as of the grant date using the Black-Scholes option-pricing model. The calculated value of the grants is amortized as compensation expense on a straight-line basis over the vesting period of the options. Compensation expense recognized is shown in the operating activities section of the statement of cash flows.

The value of the Company's stock options was estimated using the Black-Scholes option-pricing model assuming no dividend yield and the following weighted average assumptions for options granted in 2008: expected volatility of 22.41%, risk free interest rate of 3.32%; expected life of 4 years.

Calculation of the expected volatility used in the Black-Scholes model is based on the volatility of the Dow Jones Telecom Index. The expected term for use in the model was calculated based in part on an analysis of historical exercises of stock options. The Company based the estimated risk-free rate on the U.S. treasury yield curve in effect at the time of grant. The Company has not paid nor does it currently have any plans to pay cash dividends, thus a 0% dividend yield has been assumed for the model.

The Company estimates potential forfeitures of stock options and adjusts compensation accordingly. The Company has a limited number of option holders and historically low employee turnover with no anticipated changes. Therefore, the best estimate of forfeitures is zero and will be adjusted over the requisite service period to the extent that actual forfeitures differ, or are expected to differ from such estimates. Changes in the estimated forfeitures will be recognized in earnings in the period of change.

It should be noted that the Black-Scholes model is only one of the methods available for estimating the value of stock options and the Company’s use of the model should not be interpreted as a prediction as to the actual value that may be realized on the exercise of options. The actual value of the options may be significantly different, and the value actually realized, if any, will depend upon the excess of the market value of the Company’s common stock over the option exercise price at the time of exercise.

360networks Corporation

Notes to Consolidated Financial Statements

13 INVESTMENTS IN DEBT AND MARKETABLE SECURITIES

The following is a summary of the Company’s investment in available for sale securities at December 31:

	September 30,	September 30,	September 30,
	Unaudited September 30, 2011
	Cost	Fair Market Value	Unrealized Gain (Loss)
Corporate bonds	$10,823,757	$10,823,757	$—
Government securities	4,108,655	4,108,655	—
Trilogy stock	33,127,686	108,689,910	75,562,224
Trilogy stock holdback reserve	(8,011,907)	(8,011,907)	—

	$40,048,191	$115,610,415	$75,562,224

	December 31, 2010
	Cost	Fair Market Value	Unrealized Gain (Loss)
Corporate bonds	$15,305,306	$15,305,306	$—
Government securities	4,008,333	4,008,333	—
Trilogy stock	35,858,926	51,384,793	15,525,867
Trilogy stock holdback reserve	(8,011,907)	(8,011,907)	—

	$47,160,658	$62,686,525	$15,525,867

	December 31, 2009
Corporate bonds	$236,449	$152,924	$(83,525)
Government securities	8,032,285	8,032,285	—
Stocks	21,622	—	(21,622)

	$8,290,356	$8,185,209	$(105,147)

	December 31, 2008
Asset backed securities	$356,579	$356,579	$—
Corporate Bonds	236,449	320,310	83,861
Stocks	24,838	3,216	(21,622)

	$617,866	$680,105	$62,239

Management has recorded the fair value of the Trilogy shares received as consideration for the restructuring of 360networks (CDN fiber) as securities available for sale. A holdback reserve has been recorded to reflect management's estimate of the fair value of the securities that have not been earned pursuant to the Agreement at the date the transaction closed (February 5, 2010). This holdback reserve may be released after 2013 as the final provisions of the agreement are met by the Company (see Note 6(a)).

An unrealized gain (loss) on investment securities during the years ended December 31, 2010, 2009, and 2008 was reported as a separate component of stockholders’ equity and consisted of the following:

360networks Corporation

Notes to Consolidated Financial Statements

	September 30,	September 30,	September 30,
	2010	2009	2008
Unrealized holding gains (loss)	$15,525,867	$(105,147)	$62,239

A summary of investment earnings recognized in income during the years ended December 31, 2010, 2009 and 2008 is as follows:

	September 30,	September 30,	September 30,
	2010	2009	2008

Available for sale securities
Realized gains (losses)	$(8,822)	$—	$336,409
Interest earned	303,971	63,008	159,980
Dividends earned	1,473,572	—	60,441

	$1,768,721	$63,008	$556,830

14 FINANCIAL INSTRUMENTS

Concentration of credit risk

The Company is subject to credit risks applicable to cash and cash equivalents, short-term investments, and accounts receivable. The Company limits its exposure to credit loss by placing its cash and cash equivalents and short-term investments with various financial institutions. The Company limits its exposure to concentrations of credit risk with respect to accounts receivable by performing ongoing evaluations of the credit quality of its customers, and obtains advance payments, collateral or guarantees as considered necessary.

Fair value of Assets

The Company measures certain assets at fair value based on generally accepted accounting principles.

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The method employed by the company also establishes a fair value hierarchy which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The standard describes three levels of inputs that may be used to measure fair value:

Level 1	Quoted prices in active markets for identical assets or liabilities

Level 2	Observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities

Level 3	Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities

Following is a description of the valuation methodologies used for instruments measured at fair value on a recurring basis and recognized in the accompanying balance sheet, as well as the general classification of such instruments pursuant to the valuation hierarchy.

360networks Corporation

Notes to Consolidated Financial Statements

Available for sale Securities

Where quoted market prices are available in an active market, securities are classified within Level 1 of the valuation hierarchy. Level 1 securities include corporate bonds, government securities, and stock in publicly traded entities. The Company's available for sale securities are all valued within Level 1 of the hierarchy and are recorded at fair value. The fair values are based on quoted market prices (see Note 13).

15 COMMITMENTS AND CONTINGENCIES

Operating leases, rights-of-way, and other periodic commitments

The Company has various operating leases relating to land, network assets, equipment and other assets. In addition to lease payments, certain of these leases also include payments for insurance, operating and maintenance, property taxes and other related costs. The Company also has entered into various agreements to secure the rights-of-way along its network routes. In general, most agreements have an option renewal clause stating that grantors cannot unjustly withhold their acceptance of a renewal. Other periodic commitments are primarily related to operating and maintenance services applicable to operating the Company’s fiber optic network.

Rental expenses, net of amounts capitalized under lease agreements were $5,565,751 for the year ended December 31, 2010 (for the year ended December 31, 2009 – $5,548,225, for the year ended December 31, 2008—$4,985,360).

	September 30,	September 30,	September 30,	September 30,	September 30,
Year ended December 31	2011	2012	2013	2014	2015

Future minimum payments
Lease and rights-of-way	$6,887,888	$6,547,835	$5,936,449	$5,558,535	$5,059,815
Other	2,985,379	3,000,556	3,036,706	3,073,854	3,112,030

360networks Corporation

Notes to Consolidated Financial Statements

Contingent liability-preference recoveries

Pursuant to the First Amended Joint Plan of Reorganization (the Plan) filed by 360networks (USA) inc. and certain affiliates (Debtors), between 2003 and 2008, Dreier LLP, counsel for the Official Committee of Unsecured Creditors (the Creditors), recovered approximately $74 million as a result of recovering preference payments that the Debtors had made to its creditors in the 90 days prior to its Chapter 11 bankruptcy filing in 2001 (Preference Recoveries). Based on a formula in the Plan, the Preference Recoveries were then to be distributed to the Creditors (Creditor Distribution) and to the Company (Debtor Distribution). In addition, as part of a settlement with a third party creditor, an allowed unsecured claim in the Debtor's own bankruptcy was assigned to the Company entitling it to a portion of the Creditor Distribution as well (the Claim Distribution). The Claim Distribution and Debtor Distribution were expected to total $17.4 million. Accordingly, on September 6, 2008, the Company requested and received a distribution of $4.5 million from the Preference Recoveries and then a second distribution of $11.9 million on November 17, 2008, leaving approximately $1 million yet to be distributed on its Claim Distribution. On or about December 3, 2008, the Company learned that the managing partner of Dreier LLP, Marc Dreier, had stolen approximately $38.6 million from the attorney escrow account that represented the balance of the Preference Recoveries that were to be distributed to the Creditors and the Company. Shortly thereafter, Dreier was arrested and pled guilty to a number of securities and wire fraud charges arising from his sale of approximately $670 million in fictitious securities. Subsequently, a postconfirmation representative was appointed to represent the Creditors and investigate the $38.6 million stolen by Dreier and to pursue claims relating to those funds. The postconfirmation representative has stated that he is still considering the extent to which the distributions to the Company may be recovered for the benefit of the Creditors. In addition, Dreier LLC has filed bankruptcy and the trustee in that case may try to recover some or all of the distributions that were made to the Company. The Company believes that it has a variety of substantive legal defenses to any claims by the Creditor's postconfirmation representative or the trustee of the Dreier LLC estate for the return of the $16.4 million in distributions previously received by the Company. The Company believes that the amount of the final recovery cannot be reasonably estimated at this time and as a result, has deferred recognition of a portion of the income related to distributions (see Note 5(g)).

In relation to the theft of funds by Marc Dreier, on February 1, 2010, 360networks Corporation had a contingent liability related to two adversary proceedings filed against 360networks (USA) inc. (360USA). The first adversary proceeding captioned Steven J. Reisman, As Post Confirmation Representative of the Chapter 11 Estates of 360networks (USA) inc. vs. 360networks (USA) inc., Bankr. S.D.N.Y Adv. Pro. No. 10-02792 (ALG) (the Reisman Action) was filed on February 1, 2010, seeking restitution to recover $16.1 million in payments made to 360USA. A second adversary proceeding captioned Gowan v. 360networks (USA) inc., Bankr. S.D.N.Y. Adv. Pro. No. 10-03904 (SMB) (the DLLP Action) was filed October 18, 2010, and sought to recover $11.9 million in alleged preference payments from 360USA. Both the Reisman Action and DLLP Action were settled pursuant to a tripartite settlement agreement (the Settlement) dated August 4, 2011, that was subsequently approved by the courts in both the Reisman Action and the DLLP Preference Action. Pursuant to the Settlement, on October 25, 2011, 360USA paid $5,325,000 to the representative in the Reisman Action and $2,875,000 to the trustee in the DLLP Action. The Reisman Action was then dismissed with prejudice on October 31, 2011, and dismissal with prejudice of the DLLP Action occurred on November 7, 2011. 360networks (USA)inc recognized other income of $3.02M in November as a result of these settlements.

Litigation

The Company is a party to certain legal actions arising in the normal course of its business. The Company is neither involved in, nor threatened by, proceedings for which the Company believes it is not adequately insured or indemnified or which, if determined adversely, would have a material adverse effect on the financial position, results of operations, or cash flows.

360networks Corporation

Notes to Consolidated Financial Statements

The case styled 360networks Tennessee L.L.C., et. al. v. Illinois Central Railroad Company pending in the United States District Court for the Northern District of Illinois was tried before a jury in the second week of June 2010. This case concerns responsibility for relocating 360networks’ fibers on the Chicago-New Orleans route in the vicinity of certain specified wooden bridges being replaced by Illinois Central. The jury returned a verdict awarding Illinois Central damages in the amount of $232,996. In response to this verdict, 360networks filed a motion with the court seeking judgment as a matter of law, or in the alternative, a new trial. The case styled 360networks Tennessee L.L.C., et. al. v. Illinois Central Railroad Company in the United States District Court for the Northern District of Illinois was settled in June 2011. The amount of the settlement was $982,966. The final settlement amount related to a broader agreement that covered the entire Chicago to New Orleans route versus the initial claim that related to the Tennessee route. The loss on the settlement is included in Net gain on settlements in the statement of income for the nine month period ended September 30, 2011.

16 SUBSEQUENT EVENTS

In relation to a Dark Fiber IRU Agreement between Williams Communications, Inc. and 360networks(USA)inc. dated September 25, 2000, the Company and Level 3 have reached a settlement in September 2011 on the use of fibers in its commercial operations after the Post-Abatement period. The settlement amount of $2,272,449 was fully paid as of November 1, 2011, and is included in Net loss on settlements in the statement of income for the nine month period ended September 30, 2011. Additionally, the Company will incur a monthly cost of $38,302 for collocation and maintenance costs along this route for the remainder of the term of the IRU.

On October 7, 2011, the Company entered into a Stock Purchase Agreement to sell 100 percent of the outstanding capital stock of 360networks Holdings (USA) Inc. to Zayo LLC. 360networks Holdings (USA) is a wholly-owned subsidiary of 360networks Corporation that holds substantially all operating assets and generates substantially all operating margins for the Company. The purchase price is $345M and the transaction is expected to close in December 2011.

360networks Corporation

Notes to Consolidated Financial Statements

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